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                                                                      EXHIBIT 12

       COMPUTATION OF RATIO OF INCOME TO FIXED CHARGES AND PREFERRED STOCK
                             DIVIDEND REQUIREMENTS

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                                                       NINE MONTHS ENDED                   THREE MONTHS ENDED
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                                                         SEPTEMBER 30,                         SEPTEMBER 30,
                                                   2002                2001              2002                2001
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
Net income                                      $2,156,926          $2,282,194         $659,374            $ 842,135
Fixed charges:
Income before fixed charges                     $2,156,926          $2,099,341         $659,374            $ 842,135
Fixed charges, as above
Preferred stock dividend requirements           $1,350,675          $1,350,675         $450,225            $ 450,225
Fixed charges including preferred
   stock dividends                              $1,350,675          $1,350,675         $450,225            $ 450,225
Ratio of income to fixed charges and
   preferred stock dividend requirements              1.60                1.69             1.46                 1.87
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